UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 21, 2007
OPLINK COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	77-0411346 (Commission File Number)	000-31581 (I.R.S. Employer Identification No.)
46335 Landing Parkway
Fremont, California 94538
(Address of principal executive offices) (Zip code)
(510) 933-7200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On June 21, 2007, Oplink Communications, Inc. (“Oplink”) announced that Bruce D. Horn, Chief Financial Officer and Treasurer, was resigning from Oplink to pursue other interests. Oplink also announced the promotion of Shirley Yin, controller at Oplink, to Vice President, Finance, and Acting Chief Financial Officer.
     Ms. Yin joined Oplink in June 2000 as the Accounting Manager and was promoted to Controller in October 2003. Before joining Oplink, Ms. Yin spent three years at PricewaterhouseCoopers as a Business Assurance Senior Associate. She is a Certified Public Accountant and has more than 10 years of experience in finance and accounting. Ms. Yin received her Master in Accountancy from the University of Southern California.
     The effective date of Ms. Yin’s appointment to Vice President, Finance, and Acting Chief Financial Officer will be July 2, 2007, the first day of Oplink’s 2008 fiscal year. Effective upon her appointment, Ms. Yin’s annual salary will be increased to $200,000. In addition, the Compensation Committee of the Board of Directors is expected to consider an additional stock option grant to Ms. Yin at its next quarterly meeting for the consideration of option grants, to be held during the month of August.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPLINK COMMUNICATIONS, INC.
Date: June 27, 2007	By:	/s/ Joseph Y. Liu
		Name:	Joseph Y. Liu
		Title:	President and Chief Executive Officer